Exhibit 99.2

Hyatt Hotels Corporation Investor Day Highlights Strategy Driven by Premium Position and Differentiation at Scale

Premium brand and differentiation at scale position Hyatt to build on strong momentum, compound durable growth and expand long-term shareholder value

Illustrative financial outlook includes 11-16% Adjusted EBITDA growth and 14-18% Adjusted Free Cash Flow growth annually over three-year period through 2028

$1 billion increase in share repurchase authorization

CHICAGO, IL – May 28, 2026 – Hyatt Hotels Corporation (the “Company”) (NYSE: H) today will highlight its strategy and illustrative financial outlook at its 2026 Investor Day, outlining the Company’s competitive advantages and how they position Hyatt to deliver durable long-term value to colleagues, guests, owners, and shareholders.

“For nearly 70 years, Hyatt has made bold moves, set new standards, and redefined norms,” said Mark Hoplamazian, Chairman, President and Chief Executive Officer of Hyatt. “Today, Hyatt’s differentiated premium positioning is stronger than ever. As we continue to elevate our brands, talent, and technology, we believe Hyatt is uniquely positioned to win by being the most responsive, innovative, and highest-performing hospitality company.”

Key themes include:

•	Differentiation at Scale: Hyatt’s global portfolio of premium brands positions the company to serve high-end travelers in each brand segment across a wide range of stay occasions

•	Elevating Our Brands: Hyatt’s insights-led, brand-focused organization drives performance, enabled by talent and powered by technology

•	Expanding Our Differentiated Footprint: Hyatt is well represented in key global markets, with significant pipeline and substantial opportunity for further expansion

•	Delivering Sustainable Long-Term Value for Shareholders: Hyatt’s asset-light model and global brand footprint support consistent, capital-efficient growth and long-term value creation

Illustrative Financial Outlook

“Hyatt’s competitive advantages have positioned the Company to continue the industry-leading RevPAR growth experienced over the past five years, industry-leading net rooms growth, and compounding fee growth,” said Joan Bottarini, Chief Financial Officer of Hyatt. “We believe our compelling growth strategy paves a clear path for consistent compounding free cash flow growth and significant shareholder value creation well into the future.”

The Company reaffirms its 2026 fiscal year financial outlook previously provided on April 30, 2026, and introduces its illustrative financial outlook through 2028, along with three-year compounded annual growth rates (“CAGRs”) from 2025 to 2028 for certain key metrics:

	Illustrative 2028 Outlook	2025	2025-2028 CAGR
System-wide Hotels RevPAR Growth			2.0% to 4.0%
Net Rooms Growth			6.0% to 8.0%
(in millions)
Net income (loss) attributable to Hyatt Hotels Corporation	$490 - $635	$(52)
Gross Fees	$1,545 - $1,710	$1,198	9% to 13%
Adjusted EBITDA (a)	$1,400 - $1,585	$1,025	11% to 16%
Adjusted Free Cash Flow (b)	$775 - $875	$527	14% to 18%

(a) Reflects a reduction of $78 million in 2025 owned and leased segment Adjusted EBITDA to account for period of ownership of hotels acquired as part of the Playa Hotels Acquisition and the impact of assets sold in 2025. During the three months ended March 31, 2026, the Company revised its definition of Adjusted EBITDA to no longer include pro rata share of unconsolidated hospitality owned and leased ventures’ Adjusted EBITDA and recast prior-period results to provide comparability.

(b) Reflects Capital Expenditures and Adjusted Free Cash Flow for year ended December 31, 2025 for Hyatt (ex-Playa).

No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the illustrative financial outlook through 2028. The Company’s long-term outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

The Company also announced a $1 billion increase to Hyatt’s share repurchase authorization, resulting in a total repurchase authorization of approximately $1.5 billion.

Event and Presentation Details

The Investor Day event will begin at 8:30 a.m. CT and will include presentations from Hyatt’s leadership team.

Attendance is in person by invitation only. A live webcast and presentation materials will be available on Hyatt’s Investor Relations website at investors.hyatt.com.

An archive of the webcast will be available on the Company's website.

Forward-Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, positioning, illustrative financial outlook through 2028 including expected Adjusted EBITDA and expected Adjusted Free Cash Flow, growth trends and expectations, pipeline expectations, the number of properties we expect to open in the future, any future share repurchases under the additional repurchase authorization, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would," “position” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; the impact of global tariff policies or regulations; economic sanctions or other government restrictions that may limit our ability to conduct business or receive payments; hostilities, or fear of hostilities, including the ongoing military conflict in the Middle East and security-related disruptions in Mexico, as well as terrorist attacks or other acts of violence, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the impact of government-issued travel advisories, airspace closures, or flight suspensions on international arrivals and hotel bookings in affected regions; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations or realize anticipated synergies; failure to successfully complete proposed transactions, including the failure to satisfy closing conditions or obtain required approvals; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of March 31, 2026, the Company's portfolio included more than 1,500 hotels and all-inclusive properties in 83 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX®, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid® Hotels & Resorts, Bahia Principe Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Unscripted by Hyatt, Hyatt Place®, Hyatt House®, Hyatt Studios®, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

The term “Hyatt” is used for convenience in this release to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

HHC-FIN

Investor Contacts

Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com

Media Contact

Franziska Weber, 312.780.6106, franziska.weber@hyatt.com

Hyatt Hotels Corporation

Reconciliation of Non-GAAP Financial Measure: 2025 Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Year Ended December 31, 2025
	Hyatt (ex-Playa)	Playa (a)	Consolidated
Net income (loss) attributable to Hyatt Hotels Corporation	$161	$(213)	$(52)
Contra revenue	86	—	86
Revenues for reimbursed costs	(3,629)	—	(3,629)
Reimbursed costs	3,682	—	3,682
Stock-based compensation expense (b)	64	4	68
Transaction and integration costs	32	141	173
Depreciation and amortization	324	1	325
Equity (earnings) losses from unconsolidated hospitality ventures	46	—	46
Interest expense	206	111	317
(Gains) losses on sales of real estate and other	(19)	34	15
Asset impairments	40	—	40
Other (income) loss, net	(101)	—	(101)
Provision for income taxes	130	—	130
Net income attributable to noncontrolling interests	3	—	3
Adjusted EBITDA (c)	$1,025	$78	$1,103

(a) Includes amounts incurred specifically related to Playa, including amounts recognized by Playa during Hyatt's period of ownership; amounts recognized by Hyatt prior to and following the completion of the acquisition; and amounts related to the Playa Real Estate Transaction.

(b) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses; excludes amounts recognized in transaction and integration costs.

(c) During the three months ended March 31, 2026, the Company revised its definition of Adjusted EBITDA to no longer include pro rata share of unconsolidated hospitality owned and leased ventures’ Adjusted EBITDA and recast prior-period results to provide comparability.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP Financial Measure: 2025 Adjusted EBITDA As Reported to 2025 Adjusted EBITDA Baseline After Adjusting for Asset Sales

(in millions)
2025
2025 Adjusted EBITDA As Recast (a)	$1,103
Adjustment to owned and leased segment Adjusted EBITDA from sold assets (b)	(5)
Adjustment to owned and leased segment Adjusted EBITDA from sold Playa assets (c)	(73)
Total adjustment to owned and leased segment Adjusted EBITDA from sold assets	(78)
2025 Adjusted EBITDA Baseline	$1,025

(a) During the three months ended March 31, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability.

(b) Represents the owned and leased segment Adjusted EBITDA contribution for hotels that have been sold as of March 31, 2026 and for which the company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale.

(c) Represents the owned and leased segment Adjusted EBITDA contribution for hotels acquired as part of the Playa Hotels Acquisition that were sold as part of the Playa Real Estate Transaction; excludes gross fee revenues retained following the sale.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP Financial Measure: 2025 Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

(in millions)	Year Ended December 31, 2025
	Hyatt (ex-Playa)	Playa	Consolidated
Net cash provided by (used in) operating activities	$558	$(179)	$379
Capital expenditures	(148)	(72)	(220)
Free Cash Flow	$410	$(251)	$159
Cash taxes on asset sales	117	—	117
Costs associated with the Playa Hotels Acquisition (a)	—	198	198
Adjusted Free Cash Flow	$527	$(53)	$474

(a) Includes cash paid for transaction and integration costs, interest on the delayed draw term loan facility, and other costs associated with the acquisition.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP Financial Measures: 2028 Outlook: Net Income Attributable to Hyatt Hotels Corporation to Adjusted EBITDA and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2028 outlook. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ending December 31, 2028 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$490	$635
Contra revenue	75	85
Reimbursed costs, net (a)	110	70
Stock-based compensation expense (b)	60	70
Transaction and integration costs	20	10
Depreciation and amortization	310	310
Equity (earnings) losses from unconsolidated hospitality ventures	5	5
Interest expense	265	290
Asset impairments	—	—
Other (income) loss, net	(140)	(160)
Provision for income taxes	205	265
Net income attributable to noncontrolling interests	—	5
Adjusted EBITDA	$1,400	$1,585

(a) Reimbursed costs are presented net of revenues for reimbursed costs as the Company cannot forecast the gross amounts without unreasonable effort.

(b) Includes amounts recognized in general and administrative expenses and distribution expenses; excludes amounts recognized in transaction and integration costs.

(in millions)	Low Case	High Case
Net cash provided by operating activities	$910	$1,015
Capital expenditures	(135)	(140)
Free Cash Flow	$775	$875
Cash taxes on asset sales	—	—
Costs associated with the Playa Hotels Acquisition (a)	—	—
Adjusted Free Cash Flow	$775	$875

(a) Includes taxes and other costs related to the Playa Hotels Acquisition.

Definitions

Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")

We use the term Adjusted EBITDA throughout this press release. Adjusted EBITDA, as we define it, is a measure that is not recognized under U.S. generally accepted accounting principles (“GAAP”). We define Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests, adjusted to exclude the following items:

•	payments to customers (“contra revenue”), including performance cure payments and amortization of management and hotel services agreement and franchise agreement assets (“key money assets”);

•	revenues for reimbursed costs;

•	reimbursed costs that we intend to recover over the long term;

•	stock-based compensation expense;

•	transaction and integration costs;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	interest expense;

•	gains (losses) on sales of real estate and other;

•	asset impairments;

•	other income (loss), net; and

•	benefit (provision) for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.

Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our Chairman, President and Chief Executive Officer, who is our chief operating decision maker (“CODM”), also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the talent and compensation committee of our board of directors determines the annual variable compensation and long-term incentive compensation for certain members of our management based in part on financial measures including and/or derived from consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with our prior-period and forecasted results as well as our industry and competitors.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.

We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit or bear a loss over the long term. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively, and instead are designed to result in a cumulative break-even balance. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.

Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.

Free Cash Flow and Adjusted Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales and costs associated with the Playa Hotels Acquisition. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures, cash taxes on asset sales, and costs associated with the Playa Hotels Acquisition and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.

Average Daily Rate (“ADR”)

ADR represents hotel room revenues divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a property, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a property or group of properties. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Playa Hotels Acquisition

On June 17, 2025, the Company completed the acquisition of Playa Hotels & Resorts N.V. ("Playa Hotels" or "Playa"), a leading owner, operator, and developer of all-inclusive resorts in Mexico, the Dominican Republic, and Jamaica, for a purchase price of $13.50 per share, or an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired.

Playa Real Estate Transaction

On December 30, 2025, affiliates of the Company closed on the sale of the real estate portfolio previously acquired from Playa for approximately $2 billion to Tortuga Resorts ("Tortuga"), As previously disclosed, the Company sold one of these properties to a separate third-party buyer on September 18, 2025 for $22 million. Between the completion of the earlier sale and the Tortuga transaction, Hyatt has sold the entire Playa real estate portfolio for a total of $2 billion. Hyatt and Tortuga entered into 50-year management agreements for 13 of 14 properties in the portfolio, with terms consistent with Hyatt's existing all-inclusive fee structure. The remaining property is subject to a separate contractual arrangement.

Revenue Per Available Room (“RevPAR”)

RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate property performance on a geographical and segment basis. RevPAR is a commonly used performance measure in our industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a property would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal direct impacts to variable operating costs.